EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Juniper Networks, Inc. 2006 Equity Incentive Plan and the Juniper Networks, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, of our reports dated March 6, 2007, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc., Juniper Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
March 6, 2007